Exhibit 99.3

PARTICIPATION AGREEMENT (this “Agreement”), dated on November 28, 2008 by and between National Amusements, Inc. (“Grantor”) and Acquisition Holdings Subsidiary I LLC (“Participant”).

WHEREAS, reference is made to (i) the Loan and Security Agreement, dated as of February 29, 2008 (as the same may be amended, modified or otherwise supplemented from time to time, the “Secured Facility”), by and among Midway Home Entertainment Inc. (“Midway Home”) and Midway Amusement Games, LLC (“MAG”), as Borrowers, Midway Games Inc. (“Midway”, and together with Midway Home and MAG, collectively referred to herein as, the “Borrowers”), Midway Games West Inc., Midway Interactive Inc., Midway Sales Company, LLC, Midway Home Studios Inc., Surreal Software Inc., Midway Studios-Austin Inc. and Midway Studios-Los Angeles Inc., as U.S. Credit Parties, and Grantor, as Lender and (ii) the Unsecured Loan Agreement, dated as of February 29, 2008 (as the same may be amended, modified or otherwise supplemented from time to time, the “Unsecured Facility”, and together with the Secured Facility, the “Credit Agreements”), between Midway, as Borrower, and Grantor, as Lender, copies of each of the Credit Agreements have been furnished to Participant.  Pursuant to each of the Credit Agreements, Grantor, subject to the terms and conditions thereof, agreed to make advances and loans (the “Loans”) to the applicable Borrower or Borrowers under such Credit Agreement from time to time in an aggregate amount not to exceed at any time outstanding (i) $30,000,000 under the Secured Facility and (ii) $40,000,000 under the Unsecured Facility.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Secured Facility; and

WHEREAS, in connection with and as part of the transactions contemplated hereby, the parties have entered into a Stock Purchase Agreement of even date herewith (the “Stock Purchase Agreement”);

NOW, THEREFORE, with respect to each Credit Agreement, Grantor hereby sells, grants, conveys and transfers to Participant, and Participant hereby purchases, acquires and receives from Grantor, an undivided interest and participation in (a) 100% of all of the Loans made by Grantor which are outstanding on the date hereof under each Credit Agreement and as set forth on Schedule I hereto, (b) 100% of the Loans made by Grantor after the date hereof pursuant to any of the Credit Agreements, (c) any and all of Grantor’s right, title, and interest in, to and under the Credit Agreements, (d) any and all guarantees, collateral, pledges and security interest of any kind for or in respect of the foregoing, (e) all claims (including “claims” as defined in Bankruptcy Code §101(5)), suits, causes of action, and any other right of Grantor, whether known or unknown, against the Borrowers, any obligor, any guarantor, or any of their respective affiliates, agents, representatives, contractors, advisors, or any other entity that in any way is based upon, arises out of or is related to any of the foregoing, including, to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, and claims under any law governing the purchase and sale of, or indentures for, securities), suits, causes of action, and any other right of Grantor against any attorney, accountant, financial advisor, or other entity arising under or in connection with the Credit Agreements or the transactions related thereto or contemplated thereby, and (f) all distributions or proceeds related to the foregoing (“Distributions”) (clauses (a) through (f) above are hereinafter referred to as the “Participation”), on the following terms and conditions:

1.    Purchase of Participation.  (a)  In consideration of Grantor’s sale, grant, conveyance and transfer to Participant of the Participation, Participant covenants and agrees to pay to Grantor, on the date hereof, by wire transfer of immediately available funds to an account designated by Grantor, the Purchase Price (as defined in the Stock Purchase Agreement).  The Purchase Price shall be paid in United States dollars.  For the avoidance of doubt, Participant hereby purchases, assumes and shall be responsible for the obligations and liabilities of Grantor relating to the Participation resulting from facts, events or circumstances arising or occurring on or after the date hereof, other than in respect of the Unfunded Commitments (as hereinafter defined).  Participant shall not be responsible for any obligations or liabilities of Grantor that (i) result from facts, events or circumstances arising or occurring prior to the date hereof, (ii) result from Grantor’s breach of its representations, warranties, covenants, or agreements under this Agreement or the Credit Agreements (except to the extent any such breach results from a breach by Participant of its obligations hereunder), (iii) result from Grantor’s bad faith, gross negligence, or willful misconduct or (iv) are attributable to Grantor’s actions or obligations in any capacity other than as a Lender under the Credit Agreements.  For purposes of this Agreement, “Unfunded Commitments” shall mean any unused Commitment (as defined in the applicable Credit Agreement) under each of the Credit Agreements on the date hereof as set forth on Schedule 1.

(b) Grantor shall, promptly upon receipt of notice of a proposed advance (a “Funding Advance”) under any Credit Agreement, notify Participant of the facility under which such proposed Funding Advance has been requested, the date and amount of such Funding Advance as well as the Interest Period (as defined in the applicable Credit Agreement) selected by the applicable Borrower and the interest rate basis and rate applicable to the Participation pursuant this Agreement.  Participant shall, on the date of such Funding Advance, pay to Grantor, by wire transfer in immediately available funds to an account designated by Grantor, cash in an amount equal to 100% of such Funding Advance in United States dollars; provided, however, that Participant shall have no obligation to pay any Funding Advance, except from funds on deposit in the Segregated Account or the Escrow Account (each as defined below).

(c) Each of Grantor and Participant hereby agree to establish an escrow account (the “Escrow Account”) pursuant to an escrow agreement, which shall be on terms and conditions to be mutually agreed, with an escrow agent (the “Escrow Agent”) to be mutually agreed, as promptly as reasonably practicable after the date hereof.  Grantor and Participant hereby agree that the escrow agreement shall provide that upon termination of any of the Credit Agreements (i) any amounts on deposit in the Escrow Account which relate to the Unfunded Commitments under such Credit Agreement shall be returned to Grantor and (ii) all other amounts on deposit in the Escrow Account relating to such Credit Agreement shall be returned to Participant.  From and after the date the Escrow Account has been established, all Distributions shall be deposited into the Escrow Account and such funds shall be applied to pay any Funding Advances required hereunder.  Grantor hereby agrees to deposit an amount equal to the aggregate Unfunded Commitments into the Escrow Account upon the establishment thereof.

Prior to the date the Escrow Account is established, Grantor and Participant hereby agree that all Distributions shall be deposited into a segregated account (the “Segregated Account”) to be held by Grantor in trust for Participant and all such funds shall be applied to pay any Funding Advances required hereunder.

(d) Grantor shall, promptly upon receipt of notice of the applicable Borrower’s selection of a new Interest Period (as defined in the applicable Credit Agreement) for any LIBOR Rate Loan (as defined in the applicable Credit Agreement), notify Participant of such Interest Period selected by the applicable Borrower(s) and of the interest rate basis and rate applicable to the Participation in such LIBOR Rate Loan.

(e) If, for any reason, Participant fails to make timely payment to Grantor with respect to any Funding Advance under any Credit Agreement pursuant to Section 1(b) above, Grantor shall be entitled to (i) collect interest from Participant on the amount of such Funding Advance for the period from the date when payment was due until payment is made at the overnight rate for Federal funds transactions between member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York (the “Federal Funds Rate”) for each day during that period, (ii) withhold or set-off any amounts received by Grantor, and to apply to such amounts to the payment of such Funding Advance and any related interest, (iii) withhold from Participant any right of consent provided to Participant pursuant to Section 8 of this Agreement and (iv) bring an action or suit against Participant in a court of competent jurisdiction to recover such Funding Advance and any related interest.

(e)           Grantor hereby authorizes Participant to file UCC financing statements naming Grantor as seller reflecting the sale, conveyance and transfer effected by this Agreement.

2.    Payments.  (a)  Whenever Grantor receives a payment of principal, interest, commitment fee or premium (if any) or other payment, or whenever Grantor makes an application of funds, in connection with the Loans outstanding under a Credit Agreement (including, without limitation, any Distribution), Grantor shall promptly pay such Distribution to Participant to an account designated by Participant, in United States dollars (or, if another currency was received or applied by Grantor in such other currency) and in the kind of funds so received or applied by Grantor, an amount equal to such payment or application.  If, for any reason, Grantor fails to pay such Distribution to Participant within two business days of receipt of such Distribution (the “Delayed Payment Date”), Grantor shall pay interest to Participant on such amount thereof for the period from the Delayed Payment Date until the date such Distribution is received by Participant at the Federal Funds Rate.

(b) All computations of interest and fees shall be made on the basis of a 360-day year, for the actual number of days elapsed.  Any determination made by Grantor as to the allocation of payments received or amounts applied to the Participation in the Loans shall be conclusive and binding for all purposes, absent manifest error.

(c) If, for any reason, Grantor makes any Distribution to Participant before receipt of the corresponding Distribution (it being understood that Grantor is under no obligation to do so), and Grantor does not receive the corresponding Distribution within five business days of its payment to Participant, Participant shall, at Grantor’s request, promptly return such

Distribution to Grantor (together with interest on that Distribution at the Federal Funds Rate for each day from the making of that Distribution to Participant until its return to Grantor).

(d) If, after Grantor has paid to Participant any Distribution received by Grantor, Distribution is rescinded or must otherwise be returned or must be paid over by Grantor to any other person or entity, whether pursuant to any bankruptcy or insolvency law or otherwise, Participant shall, at Grantor’s request, promptly return such payment to Grantor (together with interest on that Distribution at the Federal Funds Rate for each day from the making of that Distribution to Participant until its return to Grantor).

3.    Elevation.  Subject to the terms and provisions of the Credit Agreements, other than as permitted by an occurrence of an Event of Default (as defined in the applicable Credit Agreement) that is caused solely by the sale of Grantor’s equity interest in Midway pursuant to the Stock Purchase Agreement, at the request of Participant, each of Grantor and Participant shall use commercially reasonable efforts to, as soon as reasonably practicable, cause Participant to become a Lender under the Credit Agreements with respect to the Loans (the “Elevation”).  In connection with the Elevation, Grantor and Participant shall execute and deliver an Assignment and Acceptance Agreement, the form of which is attached as Exhibit A-1 to each of the Credit Agreements. Upon the effective date of an Elevation, this Agreement shall be deemed to be an agreement for the outright assignment of the Loans from Grantor to Participant, and the terms and conditions hereof shall be construed accordingly.

4.    Responsibilities of Seller. Grantor shall exercise the same degree of care with respect to the administration of the Participation as it would exercise for the extension of credit in which it had not granted a participation interest; provided, that, Grantor will not be liable for any error of judgment, or for any Act (as defined in Section 8 below) or any action omitted to be taken by Grantor at the direction of Participant, except for as a result of Grantor’s gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, Grantor (a) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by Grantor and shall not be liable for any action taken or omitted to be taken in good faith by Grantor in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation and shall not be responsible for any statements, warranties or representations (whether written or oral) made in or in connection with any of the Credit Agreements or any document relating thereto or for the financial condition of any of the Borrowers or any guarantor or for the value of any collateral; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of the Credit Agreements or any document relating thereto on the part of any of the Borrowers or to inspect the property (including the books and records) of any of the Borrowers; (d) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Credit Agreements or any document relating thereto or any collateral therefor; and (e) shall incur no liability under or in respect of any of the Credit Agreements or any such document or collateral by acting upon any notice, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by Grantor to be genuine and signed or sent by the proper party or parties.

5.    Representations and Warranties.   (a) Grantor represents and warrants to Participant, and Participant represents and warrants to Grantor, as of the date hereof, that:

(i)           it has full power and authority and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations hereunder and to consummate the transactions contemplated hereby;

(ii)           the making and performance by it of this Agreement do not and will not violate any law or regulation of the jurisdiction under which it exists, any other law or regulation applicable to it or any other agreement to which it is a party or by which it is bound.

(iii)           this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by a court’s discretion in relation to equitable remedies); and

(iv)           all approvals, authorizations or other actions by, or filings with, any governmental authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained.

(b)           Grantor further represents and warrants to Participant, as of the date hereof, that:

(i)           it has not pledged, encumbered, assigned, transferred, participated, conveyed, disposed of, terminated or granted any security interest in, in whole or in part, any of its right, title and interest in and to the Loans and is not a party to any agreement (other than this Agreement) that would result in the foregoing; it is the sole legal and beneficial owner and holder of the Loans, free and clear of all liens, charges, encumbrances or other security interests;

(ii)           no litigation, arbitration or adversarial proceeding is pending against it or, to the best of its knowledge, threatened against it, that will have a material adverse effect on Participant’s rights or remedies hereunder; and

(iii) the outstanding principal amounts of each of the Loans under the Credit Agreements as of the date hereof are accurately set forth on Schedule 1 hereto and as of the date hereof, Grantor has Unfunded Commitments under the Credit Agreements as set forth on Schedule 1; and

(iv) Grantor is not a party to, or bound by, any document or agreement other than the Credit Agreements that could materially and adversely affect the Participation, the Loans or Participant’s rights and remedies under this Agreement.

(c)           Participant further represents and warrants to Grantor, as of the date hereof, that:

(i)           no litigation, arbitration or adversarial proceeding is pending against it or, to the best of its knowledge, threatened against it, that will have a material adverse effect on any action taken or to be taken by Participant under this Agreement.

6.    Agreements of Seller.  (a) Grantor has furnished Participant with copies of each of the Credit Agreements and the financial statements and other documents delivered to Grantor in connection with each of the Credit Agreements and requested by Participant.  Upon Participant’s request, Grantor will furnish to Participant copies of the publicly-available financial statements and other publicly-available documents, and (subject to any duty of confidentiality to which Grantor is subject) such other documents as Grantor shall receive pursuant to any of the Credit Agreements, but Grantor assumes no responsibility with respect to the authenticity, validity, accuracy or completeness thereof.  Participant agrees to maintain the confidentiality of any confidential information included in this documentation.

(b) Grantor shall give Participant prompt notice of the occurrence of any Event of Default under any of the Credit Agreements of which Grantor has actual knowledge; but no failure to give Participant any such notice shall result in any liability on Grantor’s part to Participant.

7.    Agreements of Purchaser.  Participant acknowledges that it has, independently and without reliance upon Grantor and based on the financial statements referred to in each of the Credit Agreements and such other documents and information as Participant has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Participant acknowledges that it will, independently and without reliance upon Grantor and based on such documents and information as Participant shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Participant further acknowledges that except as expressly set forth in this Agreement, Grantor and its respective directors, officers, employees, representatives and controlling persons, make no representation or warranty to Participant, express or implied, with respect to the Borrowers or the accuracy, completeness or adequacy of the information disclosed by Grantor, or of any other information relating to the Borrowers, nor shall any of the foregoing persons be liable for any loss or damages of any kind suffered or incurred by Participant resulting from the use of any such information provided to Participant or otherwise reviewed and/or utilized by Participant.

8.    Administration by Seller.   (a) Subject to any prohibition or restriction contained in any applicable law, regulation or court order or in the Credit Agreements, Grantor agrees that it shall act or refrain from acting in respect of any request, act, decision or vote with respect to the Participation (each such request, act, decision or vote, an “Act”) in accordance with Participant’s written directions; provided that if Grantor has requested direction from Participant with respect to any Act, and Participant has failed to provide such direction within five Business Days, Participant shall be deemed to have consented to such Act and Grantor may Act in its reasonable determination under the circumstances, subject in all respects to the terms of this Agreement.  Grantor shall promptly after its having actual notice thereof notify Participant in writing of any matter in respect of which Grantor may Act in connection with the Participation.

(b) Grantor shall not, without Participant’s prior written consent, agree to the amendment, modification or waiver of any of the terms of the Credit Agreements or any agreement or document relating thereto or any collateral therefor, consent to any action or failure to act by the Borrowers or any other party, or exercise any rights Grantor may have in respect thereof.  If Grantor shall request Participant’s written consent to any of the actions described in this paragraph (b), and shall not receive such consent or a denial thereof in writing within ten days of the making of such request, Participant shall be deemed to have given its consent.

(c) Participant shall indemnify, defend and hold Grantor harmless from and against all losses, damages, liabilities, claims, costs and reasonable attorneys fees and expenses incurred by Grantor arising out of or resulting from any action or failure to act by Grantor at Participant’s direction or on its behalf in connection with any Act, except for any losses, damages, liabilities, costs or expenses arising out of or relating to Grantor’s gross negligence or willful misconduct.

9.    Reimbursement of Expenses.  From and after the date hereof, Participant shall reimburse Grantor for any and all reasonable out-of-pocket costs, expenses and disbursements which may be incurred by Grantor in connection with the Participation and the Credit Agreements.  Any costs and expenses incurred in connection with the establishment and maintenance of the Escrow Account, including, without limitation, any fees to be paid to the Escrow Agent, shall be paid by Participant and Grantor equally.

10.    Taxes.  (a)  For all tax purposes from and after the date hereof, the parties agree to treat the Participant as the owner of the Loans, Credit Agreements and all of the rights, title and interests referred to in the Participation and not take any position that is inconsistent with such agreed tax treatment.

(b) Participant represents and warrants to Grantor, as of the date hereof, that Participant and, if Participant is a disregarded entity, its member, are U.S. persons as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.  Participant covenants that it shall not assign or transfer the Participation or any portion thereof to a person other than a U.S. person as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

(c) Participant agrees to provide to Grantor, from time to time, completed and signed copies of any forms that may be required by the United States Internal Revenue Service in order to certify Participant’s exemption from United States withholding taxes with respect to payments to be made to Participant under this Agreement.

11.    Assignments; Subparticipations.  Participant shall not, assign or transfer the Participation without the prior written consent of Grantor, which consent shall not be unreasonably withheld or delayed.  Participant may, upon prior written notice to Grantor, but without Grantor’s consent, subparticipate all or any part of the Participation, provided, that, (i) Participant’s obligations under this Agreement shall remain unchanged and Participant shall remain solely responsible for the performance of its obligations under this Agreement and (ii) Grantor shall continue to deal solely and directly with Participant in connection with Participant’s rights and obligations under this Agreement.

12.    Termination.  This Agreement is a continuing agreement and shall remain in full force and effect until the later of (a) such time when all amounts under each Credit Agreement have been paid in full in cash and (b) such time when each of the Credit Agreements has been terminated or otherwise assigned to Participant pursuant to an Elevation in accordance with Section 3 hereof.

13.    Notices and Payments.  All notices and other communications provided for under this Agreement shall be in writing (including telecopier or electronic mail communications, together with a copy delivered by certified mail), unless otherwise specified, and shall be sent to the parties hereto at the addresses set forth below (or such other address as Participant or Grantor may designate in writing).

14.    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to any conflicts of law provisions thereof that would require the application of the laws of any other jurisdiction.

15.    Jurisdiction. The parties irrevocably and unconditionally submit to and accept the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York for any action, suit or proceeding arising out of or based upon this Agreement or any matter relating to it and waive any objection that they may have to the laying of venue in any such court or that any such court is an inconvenient forum or does not have personal jurisdiction over them.

16.    Successors and Assigns.  The representations and warranties contained herein shall survive the execution of this Agreement.  The terms of this Agreement shall be binding upon, and shall inure to the benefit of, Participant and Grantor and their respective successors and permitted assigns.

17.            Participant Liability.  Notwithstanding anything contained in this Agreement to the contrary, Grantor and Participant agree that (i) no member of Participant shall be personally liable for any obligation or liability of Participant under this Agreement and (ii) all obligations and liabilities of Participant under this Agreement are enforceable solely against Participant and Participant’s assets and not against any member of Participant.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first above stated.

                                                GRANTOR

                                                NATIONAL AMUSEMENTS, INC.

                                                By_____________________
                                                Name:
                                Title:

                                                Address:

           PARTICIPANT

           ACQUISITION HOLDINGS SUBSIDIARY I LLC

           By: MT Acquisition Holdings LLC, its sole member

           By:_____________________
           Name: Mark Thomas
           Title: President

           Address:

SCHEDULE I

LOANS

Loan Name:	Secured Facility (Term)	Secured Facility (Revolver)	Unsecured Facility	Total
Availability:	$20,000,000	$10,000,000	$40,000,000	$70,000,000
Loans Outstanding:	$19,100,000	$9,852,381	$40,000,000	$68,952,380
L/C Usage:	$900,000	$147,619	$0	$1,047,619
Unfunded Commitment	$0	$0	$0	$0